Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

PURSUIT ASSET-BASED INCOME FUND

AGREEMENT made this 23rd day of September, 2025, by and between Pursuit Asset-Based Income Fund, a Delaware statutory trust (the “Fund”), and Pursuit Fund Advisers, LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund and the Investment Manager is willing to render such services; and

WHEREAS, the Investment Manager may, subject to the approval of the Fund’s Board of Trustees, retain one or more sub-advisers (the “Sub-Advisers”) to render portfolio management services to the Fund pursuant to investment sub-advisory agreements among the Fund, the Investment Manager and each such Sub-Adviser (each, a “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.          APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Manager to act as Investment Manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Investment Manager may provide such other additional services to the Fund as reasonably requested by the Fund and agreed to by the Investment Manager, including preparing and reviewing the Fund’s registration statements and any amendments and supplements thereto, preparation and review of materials for the Fund’s Board of Trustees (“Board”) and Board committee meetings, preparation and review of Fund shareholder reports, proxy statements, and other applicable regulatory reports and communications, and the provision of the Investment Manager’s employees to act as officers of the Fund.

2.           DUTIES AND AUTHORITIES OF INVESTMENT MANAGER. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Investment Manager’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Investment Manager’s discharge of the foregoing responsibilities. The Investment Manager may delegate certain of its duties under this Agreement with respect to the Fund to a Sub-Adviser or Sub-Advisers (subject to the approval of the Fund’s Board and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more Sub-Advisers deemed necessary to carry out the investment program of the Fund. The retention of a Sub-Adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement. The Investment Manager may pay a Sub-Adviser a portion of the compensation received by the Investment Manager hereunder.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Board and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund’s current registration statement and applicable laws and regulations. The Investment Manager also agrees to comply with (a) any policies, guidelines, instructions and procedures approved by the Board, and (b) any future amendments or supplements to the Fund’s registration statement that, in each case, are provided, in writing, to the Investment Manager with reasonable notice prior to implementation.

The Investment Manager shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in the Fund’s Prospectus and Statement of Additional Information, and to, perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund, including delegating such power to perform or to enter into and perform all contracts and undertaking to the Sub-Advisers, as the Investment Manager deems appropriate or convenient in connection with the provision of its services contained herein.

On occasions when the Investment Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Investment Manager and when permitted by applicable law, allocation of the securities so purchased, as well as the expenses incurred in the transaction, will be made by the Investment Manager in a manner which the Investment Manager considers to be fair and equitable, consistent with its fiduciary obligations to the Fund and to its other clients over time and consistent with applicable law. The Investment Manager and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Manager and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and the Investment Manager will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Investment Manager any obligation to purchase or to recommend for purchase for the Fund any investment that the Investment Manager, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Investment Manager it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

The Investment Manager’s relationship with the Fund is that of a statutory fiduciary under the Advisers Act. Without limitation on the preceding sentence, the Investment Manager acknowledges that, to the extent provided under applicable law (including Delaware law), it has certain fiduciary duties to the Fund under this Agreement, as such duties are modified by this Agreement (which modifications are intended to replace duties otherwise existing at law or in equity to the extent inconsistent therewith).

Notwithstanding anything to the contrary in this Agreement, it is hereby acknowledged and agreed that (a) the Investment Manager’s valuation procedures may be different from the valuation policies of the Fund’s pricing agent or similar party (b) the Fund’s valuation of assets may differ from the valuations of the Investment Manager for its other clients and (c) the Investment Manager is not the pricing agent for the Fund.

3.          FUND TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution” under the particular circumstances of each transaction taking into account such factors as the Investment Manager deems relevant and considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Board. The Investment Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request. In connection with the investment and reinvestment of the assets of the Fund, the Investment Manager is authorized (and can delegate to Sub-Advisers) to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with brokers, dealers or futures commission merchants and other trading counterparties, including, but not limited to, ISDA agreements, and in connection with the rights and powers granted to the Investment Manager under Section 2 of this Agreement, as well as, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures, to do such other things necessary or incidental to the furtherance or conduct of the Fund’s purchases, sales or other transactions.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

On occasions when the Investment Manager deems the purchase or sale of an investment, security or futures contract or options thereon to be in the best interest of the Fund as well as other clients of the Investment Manager, the Investment Manager may, to the extent permitted by applicable law and regulations, aggregate the order to be sold or purchased. In such event, the Investment Manager will allocate investments, securities or futures contracts or options thereon so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Manager reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

The Investment Manager or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Investment Manager seek to obtain best execution under the circumstances for the transaction; (b) the provisions of the 1940 Act; (c) the provisions of the Investment Advisers Act of 1940; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Investment Manager under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Investment Manager or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Investment Manager’s fees for services under this Agreement.

All securities and other property of the Fund shall remain in the direct or indirect custody of the Fund’s custodian except as otherwise authorized by the Board.

4.           EXPENSES.

(a)          Except as otherwise provided in this Agreement or by law, the Investment Manager shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses. To the extent the Investment Manager incurs any costs or performs any services which are an obligation of the Fund, the Fund shall promptly reimburse the Investment Manager for such costs and expenses. The Investment Manager bears all expenses and costs incurred by it in providing investment advisory services to the Fund. In addition, the Investment Adviser is responsible for the payment of the compensation and expenses of those officers of the Fund affiliated with the Investment Manager, and making available, without expense to the Fund, the services of such individuals, subject to their individual consent to serve and to any limitations imposed by law. The Fund is not responsible for the overhead expenses of the Investment Manager.

(b)          The Fund will bear any fees and expenses in connection with the offering and issuance of shares; all fees and expenses reasonably incurred in connection with the operation of the Fund; all fees and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, and enforcing the Fund’s rights in respect of such investments; all expenses related to meetings and business-related entertainment with portfolio company personnel, intermediaries and personnel affiliated with prospective portfolio companies or prospective strategic partners of portfolio companies and all expenses, including but not limited to registration fees, travel and meals, related to meetings and/or conferences for the purpose of sourcing potential investments; transactional costs; legal costs and brokerage commissions associated with the acquisition and disposition of investments; expenses related to organizing and maintaining entities (including any holding vehicle, special purpose vehicle, or subsidiary) through or in which investments will be made; fees for data and software providers; all fees and expenses related to the identification, evaluation, negotiation, acquisition, due diligence, and closing of its investments, whether or not consummated; the Fund’s allocated percentage of any such fees and expenses related to primary and secondary investments in private funds excluded from the definition of “investment company” pursuant to Sections 3(c)(1) or 3(c)(7) of the 1940 Act and investments made with other parties; quotation or valuation expenses, including expenses of computing the Fund’s NAV, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties; fees payable to the Investment Manager hereunder; fees payable to the Fund’s administrator; fees pursuant to any distribution and service plan adopted by the Fund; the underlying fees of the Fund’s investments; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees; research expenses (including, without limitation, expenses of consultants who perform fund manager due diligence research); fees and expenses of outside legal counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign legal counsel; fees paid to third-party consultants or service providers relating to the Fund’s establishment or operations and fees paid to third party providers for due diligence; accounting, auditing and tax preparation expenses; risk management expenses; fees and expenses in connection with repurchase offers and any repurchases or redemptions of shares; taxes and governmental fees (including tax preparation fees); fees and expenses of any custodian, sub-custodian, transfer agent, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund; bank services fees; costs and expenses relating to any amendment of the Agreement and Declaration of Trust or other organizational documents of the Fund; expenses of preparing, amending, printing, and distributing the Prospectus and any other sales material (and any supplements or amendments thereto), reports, notices, other communications to shareholders, and proxy materials; costs and charges related to electronic or other platforms through which shareholders may access, complete and submit subscription and other Fund documents or otherwise facilitate activity with respect to their investment in the Fund; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of shareholders’ meetings, including the solicitation of proxies in connection therewith; expenses of corporate data processing and related services; shareholder recordkeeping and account services, fees, and disbursements; costs of administrative, sub-accounting, recordkeeping or investor related services charged by financial intermediaries in conjunction with processing through the National Securities Clearing Corporation’s Fund/SERV and Networking or similar systems; expenses relating to investor and public relations; fees and expenses of the members of the Board, including meetings of the Board, Fund officers, personnel and executives who are not employees of the Investment Manager or its affiliates; insurance premiums; all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the rights against any person or entity; costs and expenses for indemnification or contribution payable to any person or entity; expenses of a reorganization, restructuring or merger, as applicable; expenses of holding, or soliciting proxies for, a meeting of shareholders (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); the expenses of engaging a new administrator, custodian or transfer agent; and all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund. The Fund may need to sell portfolio securities to pay fees and expenses, which could cause the Fund to realize taxable gains.

Nothing in this paragraph 4(b) shall limit the generality of the first sentence of paragraph 4(a) of this Agreement.

Subject to Section 8 (including the exculpation provisions therein), the Fund shall pay reasonable expenses incurred by the Investment Manager, as such expenses are incurred, in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Investment Manager but resulting from the actions or omissions of the Fund, to which the Investment Manager is not a party.

The Fund shall pay all costs, fees and expenses incurred on behalf of the Fund in connection with the termination of this Agreement, including any related legal and accounting fees and expenses.

5.          COMPENSATION OF THE INVESTMENT MANAGER.

(a)          Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Manager compensation at an annual rate of 1.25%, accrued daily and payable monthly in arrears by the 10th business day of the succeeding month based upon the Fund’s average daily net assets. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Manager provided services to the Fund. Compensation will be paid to the Investment Manager before giving effect to any repurchase of any shares in the Fund effective as of that date. The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

(b)          Incentive Fee. The Investment Manager shall receive an incentive fee (the “Incentive Fee”) calculated as set forth below. In the case of a liquidation of the Fund or if this Agreement is terminated, the Incentive Fee will also become payable as of the effective date of the liquidation or termination.

The Incentive Fee is based on Pre-Incentive Fee Net Investment Income, as defined below, attributable to each class of the Fund’s common shares (“Class’’), and shall be determined and payable in arrears as of the end of each fiscal quarter beginning on and after the effective date of this Agreement. With respect to each Class, the Incentive Fee for each fiscal quarter will be calculated as follows:

(i)          No incentive fee will be payable in any fiscal quarter in which the Pre-Incentive Fee Net Investment Income attributable to the Class does not exceed a quarterly return of 1.75% per quarter based on the Class’s average daily net assets (calculated in accordance with GAAP) (the “Quarterly Return”).

(ii)          All Pre-Incentive Fee Net Investment Income attributable to the Class (if any) that exceeds the Quarterly Return, but is less than or equal to 1.969% of the average daily net assets of that Class (calculated in accordance with GAAP) for the fiscal quarter will be payable to the Investment Manager.

(iii)          For any fiscal quarter in which Pre-Incentive Fee Net Investment Income attributable to the Class exceeds 1.969% of the Class’s average daily net assets (calculated in accordance with GAAP), the Incentive Fee with respect to that Class shall equal 12.50% of Pre-Incentive Fee Net Investment Income attributable to the Class.

(iv)          “Pre-Incentive Fee Net Investment Income,” with respect to each Class, is defined as the Class’s share of interest income (allocated based on the net asset value of the Class relative to the Fund as a whole), dividend income and any other income accrued during the fiscal quarter, minus (A) the Class’s allocable share of Fund operating expenses accrued during the fiscal quarter (including, without limitation, the Management Fee, but excluding the Incentive Fee) and (B) the distribution and/or shareholder servicing fees (if any) attributable to the Class accrued during the fiscal quarter. The calculation of Pre-Incentive Fee Net Investment Income will exclude any investment from an underlying fund to the extent the Investment Manager is unable to determine whether the source of income is interest income versus capital gains. More specifically, income used in the percentages referenced in this Section 5 will exclude such income from the numerator (Pre-Incentive Fee Net Investment Income) and the investment amount will be excluded from the denominator (Total Investments).

6.          BOOKS AND RECORDS. The Investment Manager shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Investment Manager to supply to the Fund or its Board the information required to be supplied under this Agreement. The Investment Manager will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request; provided that the Investment Manager may make and retain copies of such records.

7.          STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.          LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT MANAGER.

(a)          In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Investment Manager and any partner, member, manager, director, officer or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager or any affiliate of the Investment Manager or by any Sub-Adviser, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b)          The Fund shall indemnify, to the fullest extent permitted by law, the Investment Manager, or any partner, member, manager, officer or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives (each such person being an “Indemnitee”), against any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the person may be liable that arises or results from (i) this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement or (ii) the Investment Manager’s obligation to indemnify a Sub-Adviser or any partner, member, manager, officer or employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives under the terms of the Sub-Adviser’s Sub-Advisory Agreement so long as such indemnification obligations did not arise primarily from the such Indemnitee’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(c)          The Investment Manager shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liability to which the person may be liable that results from the Investment Manager’s willful misfeasance or gross negligence in connection with the performance of the Investment Manager’s obligations under this Agreement, or from the Investment Manager’s reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(d)          The Investment Manager shall not be obligated to perform any service not described in this Agreement. The Investment Manager shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that Investment Manager’s overall management of the Fund will be successful. The Fund understands that investment decisions made for the Fund by the Investment Manager are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

9.          PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Investment Manager are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

10.          AUTHORITY; NO CONFLICT. The Investment Manager represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

11.          FUND REPRESENTATIONS: The Fund represents, warrants and agrees that it:(a) has all requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and has furnished to the Investment Manager copies of each of the following documents: (i) the governing documents of the Fund; (ii) the resolutions of the Board approving the engagement of the Investment Manager as investment adviser of the Fund and approving this Agreement; and (iii) current copies of the Fund’s Prospectus and Statement of Additional Information. The Fund shall furnish the Investment Manager from time to time with copies of all material amendments of or material supplements to each of the foregoing, if any, with reasonable notice prior to implementation.

12.          LICENSE OF INVESTMENT MANAGER’S NAME. The Investment Manager grants to the Fund a license to use the name “Pursuit” (the “Name”) as part of the name of the Fund. The foregoing authorization by the Investment Manager to the Fund to use the Name as part of the name of the Fund is not exclusive of the right of the Investment Manager itself to use, or to authorize others to use, the Name. The Fund acknowledges and agrees that, as between the Fund and the Investment Manager, the Investment Manager has the right to use, or authorize others to use, the Name. The Fund shall (1) only use the Name in a manner consistent with uses approved by the Investment Manager; (2) adhere to such specific quality control standards as the Investment Manager may from time to time promulgate; and (3) protect the reputation and goodwill of the Name. The Fund acknowledges that the Name and the trademark associated therewith are the valuable property of the Investment Manager or its affiliates. The Fund will (a) submit to the Investment Manager for review and preapproval prior to use any promotional materials using the Name; and (b) change the name of the Fund within one month of its receipt of the Investment Manager’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of the Fund; provided, however, that to the extent required by law, regulation or regulatory guidance, the Fund may continue to make reference to the prior name of the Fund in its prospectuses, regulatory filings, marketing materials and similar documents and the Fund may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Fund had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund. If the Fund makes any unauthorized use of the Name or the Investment Manager’s derivatives, logos, trademarks, or service marks or trade names, the Fund acknowledges that the Investment Manager shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Manager shall be entitled to injunctive relief, as well as any other remedy available under law.

13.          DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until September 23, 2027 and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days written notice to the Investment Manager or by the Investment Manager at any time, without the payment of any penalty, on 60 days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 13, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

14.          NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Pursuit Fund Advisers, LLC

Mr. Adam Stern

61 Clapboard Ridge Road

Greenwich CT, 06830

adam@pursuitfunds.com

Telephone: 610.659.7713

If to the Fund:

Pursuit Asset-Based Income Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Telephone: 414-299-2217

15.          SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.          GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.          AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

18.          COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.          TRACK RECORD. Notwithstanding anything else to the contrary herein, the Investment Manager shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Investment Manager shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

20.          MISCELLANEOUS. Where the effect of a requirement of the 1940 Act or the Investment Advisers Act of 1940 reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.          NO THIRD PARTY BENEFICIARIES. The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an Indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

PURSUIT ASSET-BASED INCOME FUND

/s/ Adam Stern
By:	Adam Stern
Title:	Vice President

PURSUIT FUND ADVISERS, LLC

/s/ Paul Ghaffari
By:	Mr. Paul Ghaffari
Title:	Managing Member

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